Exhibit 5.1

April 4, 2008

Fremont Michigan InsuraCorp, Inc.

933 E. Main St.

Fremont, MI 49412

Re:	Registration Statement on Form S-8 for the Fremont Michigan InsuraCorp, Inc. Stock Incentive Plan of 2006

Gentlemen:

With respect to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Fremont Michigan InsuraCorp, Inc. (the “Company”) with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 150,000 shares of the Company’s common stock, without par value (the "Common Stock") for issuance pursuant to the Company's Stock Incentive Plan of 2006, as amended and restated effective December 11, 2007 (the "Stock Plan"), we have examined and relied upon the originals or copies, certified or otherwise, identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render this opinion.

On the basis of such evaluation, we advise you that in our opinion, the 150,000 shares covered by the Registration Statement, upon the exercise of the stock awards granted pursuant to and in accordance with the terms of the Stock Plan, at the prices described in the Stock Plan and upon the delivery of such shares and the payment therefore in accordance with the terms of the Stock Plan and the Registration Statement, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Very truly yours,

Siebers Mohney PLC

/s/ Jack A. Siebers
Jack A. Siebers,
A Member of the Firm